Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fourth Quarter 2020 Results
Improvement in Comparable Restaurant Sales Trend Compared to Third Quarter
Net Income was $0.9 million for the Fourth Quarter of 2020
Pollo Tropical Q4 Adjusted EBITDA % of Restaurant Sales Increased from 11.8% in 2019 to 13.8% in 2020
Taco Cabana Q4 Adjusted EBITDA of $2.5 million Compared to Adjusted EBITDA loss in 2019
DALLAS, Texas – (Business Wire) – March 4, 2021 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 14-week fourth quarter 2020, which ended on January 3, 2021 and provided a business update related to current operations. The Company uses a 52 or 53 week fiscal year ending on the Sunday nearest to December 31. The fourth quarter of 2019 included 13 weeks.
Fiesta President and Chief Executive Officer Richard Stockinger said, "Both of our brands showed improvement in comparable restaurant sales from the third quarter to the fourth quarter. Pollo Tropical comp sales accelerated from -11.1% in the third quarter of 2020 to -8.2% in the fourth quarter of 2020 and improved to -6.4% in December. After adjusting for the impact of named storms in the third and fourth quarters, Pollo Tropical's sales growth in the fourth quarter would have been even stronger, with adjusted fourth quarter 2020 comp sales approximately 40 basis points higher. Taco Cabana also improved its comparable restaurant sales trend from -14.2% in the third quarter of 2020 to -10.0% in the fourth quarter of 2020. January 2021 comp sales trends showed growth compared to the fourth quarter at both brands. In February 2021, we began to open additional dining rooms at both brands based on what we believe to be an increase in consumer demand for dine-in visits."

Stockinger added, "As we closed 2020, we were pleased with the progress we made against our priorities identified in March when the pandemic began: We continue to place the safety of our guests and employees first, we maximized liquidity through increased restaurant EBITDA margins, working capital efficiency and property sales, and we made important investments in our digital platform that we expect will contribute to strong sales growth in 2021. In addition, we made progress in aggressively growing all off-premise sales channels in an effort to offset our pre-COVID estimated dine-in sales mix of approximately 25% for both brands. In the fourth quarter, both brands generated drive-thru comparable restaurant sales growth of at least 24% compared to the same period last year and we more than tripled our delivery sales compared to the same period last year."

Stockinger continued, "In the fourth quarter of 2020, we improved Adjusted EBITDA margins at both brands compared to the fourth quarter of 2019. Net income was $0.9 million and pre-tax income was $1.5 million for the quarter, which included total gains on the sale or sale-leaseback of properties of $2.2 million. Consolidated Adjusted EBITDA, a non-GAAP measure(1), increased 42% compared to the same period last year to $14.6 million. After excluding the extra week in the 2020 fiscal year, estimated fourth quarter Consolidated Adjusted EBITDA grew 13.4% compared to 2019. The impact of the extra week in fiscal 2020 on Consolidated Adjusted EBITDA is estimated at $2.9 million. Our overall financial position improved from the start of the pandemic, with a reduction in total debt from $148.4 million as of March 18, 2020 at the start of the pandemic to $73.3 million as of January 3, 2021 and net debt, a non-GAAP financial measure(2), of $23.3 million as of January 3, 2021. In addition, we generated full year cash flow provided by operating activities of $40.3 million."

Stockinger concluded, "In 2021 we will continue to concentrate on non-dine-in trade channels to match the evolving changes in customer behavior, and will focus on creating a great guest experience across all channels. We are planning to make further enhancements to our digital platform and improvements in the speed and ease of use for off-premise sales channels such as an enhanced digital drive-thru experience, geofencing technology designed to improve curbside speed and infrastructure changes designed to improve order cycle times for drive-thru and delivery orders. We also intend to continue to drive traffic and check through differentiated new menu introductions, effective LTO's and improved marketing. We are optimistic about 2021 and believe that our growth initiatives will build momentum and accelerate sales over the course of 2021."
_____________________________
(1)See non-GAAP reconciliation table below.
(2)We define net debt as long-term debt, including current portion of long-term debt, as reported in our balance sheet less unrestricted cash as reported in our balance sheet, which were $73.3 million and $50.0 million, respectively, as of January 3, 2021. We define net revolver debt as outstanding revolving credit facility borrowings under our former credit facility plus outstanding letters of credit less unrestricted cash balance as defined in our former credit agreement (generally cash in bank less outstanding payments), which were $146.4 million, $3.5 million and $75.5 million, respectively, as of March 18, 2020. Net revolver debt and net debt are non-GAAP measures which we believe assist investors in understanding of our management of our overall liquidity and financial flexibility.

Fourth Quarter 2020 Financial Summary

•Total revenues decreased 6.6% to $148.9 million in the fourth quarter of 2020 from $159.5 million in the fourth quarter of 2019;
•Comparable restaurant sales at Pollo Tropical decreased 8.2%;
•Comparable restaurant sales at Taco Cabana decreased 10.0%;
•Net income of $0.9 million, or $0.03 per diluted share, in the fourth quarter of 2020, which includes a pre-tax gain on the sale of properties of $2.2 million, compared to net loss of $21.1 million, or ($0.82) per diluted share, in the fourth quarter of 2019;
•Adjusted net income (a non-GAAP financial measure) of $1.8 million, or $0.07 per diluted share, in the fourth quarter of 2020, compared to adjusted net loss of $1.1 million, or $0.04 per diluted share, in the fourth quarter of 2019 (see non-GAAP reconciliation table below);
•Adjusted EBITDA for Pollo Tropical of $12.1 million in the fourth quarter of 2020 compared to $10.6 million in the fourth quarter of 2019;
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $19.1 million, or 21.8% of Pollo Tropical restaurant sales, in the fourth quarter of 2020 compared to $17.2 million, or 19.2% of Pollo Tropical restaurant sales, in the fourth quarter of 2019 (see non-GAAP reconciliation table below);
•Adjusted EBITDA for Taco Cabana of $2.5 million in the fourth quarter of 2020 compared to $(0.3) million in the fourth quarter of 2019;
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Taco Cabana of $8.3 million, or 13.6% of Taco Cabana restaurant sales, in the fourth quarter of 2020 compared to $5.5 million, or 8.0% of Taco Cabana restaurant sales, in the fourth quarter of 2019 (see non-GAAP reconciliation table below); and
•Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $14.6 million in the fourth quarter of 2020 compared to Consolidated Adjusted EBITDA of $10.3 million in the fourth quarter of 2019 (see non-GAAP reconciliation table below).

Fourth Quarter 2020 Comparable Restaurant Sales Summary

	Third Quarter 2020	Fiscal October	Fiscal November	Fiscal December	Fourth Quarter 2020
Pollo Tropical	-11.1%	-9.7%	-8.2%	-6.4%	-8.2%
Taco Cabana	-14.2%	-12.4%	-6.4%	-10.2%	-10.0%

•As a reminder, third quarter 2020 comparable restaurant sales at Pollo Tropical benefited from the estimated negative impact of Hurricane Dorian in 2019 of approximately 140 basis points.
•Fiscal November 2020 comparable restaurant sales at Pollo Tropical were negatively impacted by Tropical Storm Eta in 2020. After adjusting for the estimated impact of that named storm, fiscal November 2020 comparable restaurant sales would have been approximately 130 basis points higher, and fourth quarter 2020 comparable restaurant sales would have been approximately 40 basis points higher.
•The fiscal year and fourth quarter ended January 3, 2021 contained 53 weeks and 14 weeks, respectively. Fourth quarter 2020 comparable restaurant sales exclude the extra week in fiscal fourth quarter 2020 and are reported on a 13-week basis.

Cash and Liquidity

•On November 23, 2020, we entered into a new senior credit facility consisting of a $75 million term loan and $10 million revolver, which replaced our prior senior credit agreement with a more flexible and longer-term loan maturing in 2025 that provides greater liquidity during the remainder of this challenging period and beyond.
•At the end of the fourth quarter of 2020, we had $50.0 million in cash, $3.6 million in restricted cash and $73.3 million in debt, which includes $71.5 million of term loan borrowings under our new senior credit facility and $1.9 million in finance lease obligations. Our outstanding term loan borrowings under our new senior credit facility are net of unamortized debt issuance costs and original issue discount totaling $3.5 million.
•Total debt and net debt decreased significantly from the beginning of the pandemic to January 3, 2021. Total debt decreased from $148.4 million as of March 18, 2020 at the start of the pandemic to $73.3 million on January 3, 2021 and net revolver debt at March 18, 2020 compared to net debt at January 3, 2021, both, non-GAAP financial measures(2), decreased from net revolver debt of $74.4 million as of March 18, 2020 to net debt of $23.3 million on January 3, 2021.

•We sold nine properties in sale or sale-leaseback transactions for total proceeds of $17.6 million and net gains of $2.2 million in the fourth quarter of 2020.

Fourth Quarter 2020 Brand Results

Total Pollo Tropical restaurant sales decreased 2.5% to $87.5 million in the fourth quarter of 2020 compared to $89.7 million in the fourth quarter of 2019 primarily due to a comparable restaurant sales decrease of 8.2%, partially offset by sales in the extra week in the fourth quarter of 2020. Comparable restaurant sales for Pollo Tropical improved through the fourth quarter, from a decrease of 9.7% in fiscal October to a decrease of 6.4% in fiscal December. Pollo Tropical dine-in and counter take out comparable restaurant sales decreased 52% from the fourth quarter of 2019 to the fourth quarter of 2020 due primarily to the negative impact of the pandemic on dine-in traffic and closures of our dining rooms during most of the fourth quarter of 2020. The decrease in dine in channel sales was partially offset by off-premise channel growth. Fourth quarter drive thru comparable restaurant sales increased 24% compared to the fourth quarter of 2019, while fourth quarter delivery comparable restaurant sales more than tripled compared to the fourth quarter of 2019. The decrease in comparable restaurant sales resulted from a 19.3% decrease in comparable restaurant transactions and an 11.1% increase in the net impact of product/channel mix and pricing. The increase in product/channel mix and pricing was driven primarily by increases in delivery, online and drive-thru average check and sales channel penetration, and menu price increases of 1.1%.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	Fourth Quarter 2020(1)	% of Total	Fourth Quarter 2019	% of Total
($, thousands)
Counter(2)	$20,090	25%	$42,112	49%
Drive Thru	49,340	62%	39,923	46%
Delivery	7,104	9%	2,178	2%
Online	2,396	3%	1,553	2%
Catering	751	1%	1,049	1%
Total	$79,681	100%	$86,815	100%
(1) Fourth quarter 2020 comparable restaurant sales exclude the extra week in fiscal fourth quarter 2020 and are reported on a 13-week basis.
(2) Counter sales include dine-in and counter take out sales.

Adjusted EBITDA for Pollo Tropical increased to $12.1 million in the fourth quarter of 2020 from $10.6 million in the fourth quarter of 2019, an increase of 14%. The increase was primarily due to the impact of lower cost of sales and restaurant wages and related expenses as a percentage of Pollo Tropical restaurant sales, the extra week of sales in the fourth quarter of 2020 and lower other restaurant operating expenses. This was partially offset by the impact of lower comparable restaurant sales. Lower insurance and repair and maintenance expense was partially offset by higher delivery fees within other restaurant operating expenses. Rent expense increased as a percentage of restaurant sales—driven in large part by the impact of lower comparable restaurant sales as well as lease renewals at higher rates. Pollo Tropical incurred incremental costs related to COVID-19 of $0.3 million for the quarter including quarantine pay and costs related to COVID testing. Restaurant wages and related expenses decreased as a percentage of restaurant sales, primarily driven by efficiency initiatives. Driven by operating model optimization and cost management efforts and the extra week in 2020, fourth quarter Adjusted EBITDA as a percentage of revenues increased from 11.8% in 2019 to 13.8% in 2020 and Restaurant-level Adjusted EBITDA as a percentage of restaurant sales increased from 19.2% in 2019 to 21.8% in 2020. The impact of the extra week in the fourth quarter of 2020 is estimated at $5.8 million in restaurant sales and $1.7 million in Adjusted EBITDA. Fourth quarter Adjusted EBITDA would have been $10.4 million and 12.7% of sales excluding the extra week in the fourth quarter.

Taco Cabana restaurant sales decreased 11.9% to $60.9 million in the fourth quarter of 2020 from $69.0 million in the fourth quarter of 2019 due primarily to a comparable restaurant sales decrease of 10.0% along with a decrease in sales related to closed restaurants, partially offset by the extra week in the fourth quarter of 2020. Taco Cabana dine-in and counter take out comparable restaurant sales decreased 72% from the fourth quarter of 2019 to the fourth quarter of 2020 due to the negative impact of the pandemic on dine-in traffic and closures of our dining rooms during most of the fourth quarter. The decrease in dine-in channel sales was partially offset by significant off-premise channel growth. Fourth quarter drive thru comparable restaurant sales increased 26% compared to the fourth quarter of 2019, while fourth quarter delivery comparable restaurant sales more than tripled compared to the fourth quarter of 2019. The decrease in comparable restaurant sales resulted from a 20.3% decrease in comparable restaurant transactions and a 10.3% increase in the net impact of product/channel mix and pricing. The increase in product/channel mix and pricing was driven primarily by increases in drive-thru and delivery sales channel penetration, growth in average check for drive-thru versus last year due in part to an increase in transactions that include alcohol, and menu price increases of 2.1%.

	Comparable Restaurant Sales Mix by Channel - Taco Cabana
Channel	Fourth Quarter 2020(1)	% of Total	Fourth Quarter 2019	% of Total
($, thousands)
Counter(2)	$7,041	12%	$24,833	40%
Drive Thru	43,437	78%	34,566	56%
Delivery	3,199	6%	828	1%
Online	1,438	3%	1,248	2%
Catering	697	1%	523	1%
Total	$55,812	100%	$61,998	100%
(1) Fourth quarter 2020 comparable restaurant sales exclude the extra week in fiscal fourth quarter 2020 and are reported on a 13-week basis.
(2) Counter sales include dine-in and counter take out sales.

Adjusted EBITDA for Taco Cabana increased to $2.5 million from $(0.3) million in the fourth quarter of 2019. The increase was primarily due to lower cost of sales and restaurant wages and related expenses as a percentage of Taco Cabana restaurant sales, the extra week of sales in the fourth quarter of 2020 and lower other restaurant operating expenses. This was partially offset by the impact of lower comparable restaurant sales. Lower insurance and repair and maintenance expense was partially offset by higher delivery fees within other restaurant operating expenses. Taco Cabana incurred incremental costs related to COVID-19 of $0.2 million for the quarter including quarantine pay and costs related to COVID testing. Restaurant wages and related expenses decreased as a percentage of restaurant sales, primarily driven by efficiency initiatives. Driven by operating model optimization and cost management efforts and the extra week in 2020, fourth quarter Adjusted EBITDA as a percentage of revenues increased from (0.4)% in 2019 to 4.1% in 2020 and Restaurant-level Adjusted EBITDA as a percentage of restaurant sales increased from 8.0% in 2019 to 13.6% in 2020. The impact of the extra week in the fourth quarter of 2020 is estimated at $4.1 million in sales and $1.2 million in Adjusted EBITDA. Fourth quarter Adjusted EBITDA would have been $1.3 million and 2.3% of sales excluding the extra week in the fourth quarter.

Full Year 2020 Financial Summary

Total revenues decreased 16.1% in 2020 to $554.8 million from $660.9 million in 2019, driven primarily by a decrease in comparable restaurant sales at both brands (including as a result of the impact of COVID-19), and the impact of closing 19 underperforming Taco Cabana restaurants in the first quarter of 2020, partially offset by sales for the extra week in our 2020 fiscal year. Comparable restaurant sales decreased 14.7% for our Pollo Tropical restaurants resulting from a decrease in comparable restaurant transactions of 22.1% and an increase in the net impact of product/channel mix and pricing of 7.4%. Comparable restaurant sales decreased 14.4% for our Taco Cabana restaurants resulting from a decrease in comparable restaurant transactions of 22.1% and an increase in the net impact of product/channel mix and pricing of 7.7%.

We recognized a net loss of $10.2 million in 2020, or $0.40 per diluted share, compared to a net loss of $84.4 million, or $3.18 per diluted share in 2019, due in part to a $67.9 million goodwill impairment charge for the Taco Cabana reporting unit and a $13.5 million charge to establish a valuation allowance on our deferred income tax assets in 2019 as well as an income tax benefit in 2020 related to adjusting our deferred tax asset valuation allowance and reclassifying certain assets as qualified improvement property and other changes to depreciation methods for certain assets in conjunction with filing our 2019 federal income tax return in 2020. Lower advertising and repair and maintenance expense in 2020 and the extra week in our 2020 fiscal year contributed to the reduction in net loss in 2020, partially offset by the impact of declines in comparable restaurant sales at both brands in 2020, higher delivery fees in 2020 and additional costs related to the COVID-19 pandemic. In addition, gains from the sale-leaseback and sale of property, lower general and administrative expenses and other impairment charges, as well as favorable operating and labor efficiencies at both brands in 2020, positively contributed to the reduction of the net loss in 2020. Total gains on the sale or sale-leaseback of properties were $3.8 million in 2020.

Consolidated Adjusted EBITDA decreased to $45.0 million in 2020 from $58.4 million in 2019 (see non-GAAP reconciliation table below). The impact of the extra week in fiscal 2020 on Consolidated Adjusted EBITDA is estimated at $2.9 million.

Consolidated Restaurant-Level Adjusted EBITDA decreased to $91.0 million or 16.5% of restaurant sales in 2020 compared to $108.9 million or 16.6% of restaurant sales in 2019 (see non-GAAP reconciliation table below). The impact of the extra week in fiscal 2020 on Consolidated Restaurant-level Adjusted EBITDA is estimated at $3.4 million.

Restaurant Portfolio

As of January 3, 2021, there were 138 Company-owned Pollo Tropical restaurants, 143 Company-owned Taco Cabana restaurants, 29 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, Panama, Guyana, Ecuador and the Bahamas, and six franchised Taco Cabana restaurants in the U.S.

Texas Winter Storm

Due to the severe winter storm that impacted Texas from February 14, 2021 through February 21, 2021, Taco Cabana February revenue and profit is expected to be negatively impacted compared to 2020 results. All units were closed for a number of days during that period, with significant reductions in traffic due to poor road conditions. We estimate the lost restaurant sales over the weather-impacted period to be in the range of $2.5 million to $3.0 million. Approximately 125 units were impacted at some level by the storm including issues ranging from minor repairs to pipe, water and equipment damages. All Taco Cabana units are now open. Taco Cabana is in the process of filing insurance claims for costs related to the winter storm.

2021 Outlook

Comparable restaurant sales are expected to be positive for the year, driven by the Company's 2021 growth initiatives and expected increases in overall segment dine-in traffic as the pandemic impact abates.

Food costs are projected to remain stable in 2021 compared to 2020 based on current supply commitments we have in place for calendar 2021 across key commodities.

Capital expenditures in 2021 are expected to be in the range of $33 million to $38 million, with the increase compared to 2020 levels primarily driven by investments in our digital platforms, including digital drive thru upgrades.

Investor Conference Call Today

We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 1-631-891-4304. A replay will be available after the call until Thursday, March 11, 2021 and can be accessed by dialing 1-412-317-6671. The passcode is 10012670. The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives designed to strengthen our liquidity and cash position, including those related to working capital efficiency initiatives and sales of real property, our investments in strategic and sales building initiatives, including those relating to advertising and marketing, operations improvements, menu development and simplification, digital ordering and online sales, catering and third-party delivery and the impact of the recent COVID-19 outbreak and our initiatives designed to respond to the COVID-19 outbreak on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED JANUARY 3, 2021 AND DECEMBER 29, 2019
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Twelve Months Ended (a)
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Revenues:
Restaurant sales	$148,345	$158,780	$552,797	$658,263
Franchise royalty revenues and fees	559	682	2,006	2,680
Total revenues	148,904	159,462	554,803	660,943
Costs and expenses:
Cost of sales	44,678	51,129	170,513	207,453
Restaurant wages and related expenses (b)	39,358	43,917	149,145	179,178
Restaurant rent expense	11,569	12,192	45,361	47,805
Other restaurant operating expenses	20,542	23,468	82,180	91,897
Advertising expense	4,880	5,390	14,839	23,179
General and administrative expenses (b)(c)	14,550	13,808	53,077	56,195
Depreciation and amortization	9,779	9,675	38,206	39,195
Pre-opening costs	—	109	69	972
Impairment and other lease charges (d)	217	8,434	9,139	13,101
Goodwill impairment (e)	—	—	—	67,909
Closed restaurant rent, net of sublease income (f)	1,544	678	6,487	4,163
Other expense (income), net (g)	(2,085)	121	(1,697)	1,041
Total operating expenses	145,032	168,921	567,319	732,088
Income (loss) from operations	3,872	(9,459)	(12,516)	(71,145)
Interest expense	1,386	848	4,756	3,872
Loss on extinguishment of debt (i)	1,029	—	1,241	—
Income (loss) before income taxes	1,457	(10,307)	(18,513)	(75,017)
Provision for (benefit from) income taxes (h)	601	10,746	(8,302)	9,369
Net income (loss)	$856	$(21,053)	$(10,211)	$(84,386)
Earnings (loss) per common share:
Basic	$0.03	$(0.82)	$(0.40)	$(3.18)
Diluted	0.03	(0.82)	(0.40)	(3.18)
Weighted average common shares outstanding:
Basic	25,292,481	25,794,321	25,341,415	26,500,356
Diluted	25,294,222	25,794,321	25,341,415	26,500,356
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three- and twelve-month periods ended January 3, 2021 included 14 and 53 weeks, respectively, and the three- and twelve-month periods ended December 29, 2019 included 13 and 52 weeks, respectively.
(b)     Restaurant wages and related expenses include stock-based compensation of $48 and $50 for the three months ended January 3, 2021 and December 29, 2019, respectively, and $200 and $195 for the twelve months ended January 3, 2021 and December 29, 2019, respectively. General and administrative expenses include stock-based compensation expense of $952 and $656 for the three months ended January 3, 2021 and December 29, 2019, respectively, and $3,284 and $2,649 for the twelve months ended January 3, 2021 and December 29, 2019, respectively.
(c)     See notes (h) and (i) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(g)     See note (f) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(h)     See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(i)     See note (g) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 3, 2021	December 29, 2019

Assets
Cash	$50,035	$13,413
Other current assets	33,991	25,870
Property and equipment, net	161,081	211,944
Operating lease right-of-use assets	261,304	251,272
Goodwill	56,307	56,307
Other assets	6,025	9,835
Total assets	$568,743	$568,641

Liabilities and Stockholders' Equity
Current liabilities	$64,909	$63,620
Long-term debt, net of current portion	72,328	76,823
Operating lease liabilities	268,086	256,798
Deferred tax liabilities	4,109	4,759
Other non-current liabilities	11,530	8,405
Total liabilities	420,962	410,405
Stockholders' equity	147,781	158,236
Total liabilities and stockholders' equity	$568,743	$568,641

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Segment revenues:
Pollo Tropical	$87,855	$90,193	$315,358	$363,473
Taco Cabana	61,049	69,269	239,445	297,470
Total revenues	$148,904	$159,462	$554,803	$660,943

Change in comparable restaurant sales (a):
Pollo Tropical	(8.2)%	0.6%	(14.7)%	(1.8)%
Taco Cabana	(10.0)%	(8.1)%	(14.4)%	(4.1)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$594	$651	$2,238	$2,633
New restaurants (c)	443	416	1,689	1,783
Total Company-owned (d)	592	634	2,220	2,576
Taco Cabana
Comparable restaurants (b)	$392	$419	$1,607	$1,811
New restaurants (c)	402	501	1,522	1,877
Total Company-owned (d)	393	422	1,605	1,812

Income (loss) before income taxes:
Pollo Tropical	$6,535	$3,569	$2,557	$20,300
Taco Cabana	(4,049)	(13,876)	(19,829)	(95,317)

Adjusted EBITDA:
Pollo Tropical	$12,123	$10,617	$36,517	$50,560
Taco Cabana	2,526	(300)	8,463	7,889

Restaurant-level Adjusted EBITDA (e):
Pollo Tropical	$19,064	$17,208	$61,266	$77,560
Taco Cabana	8,302	5,526	29,693	31,386
(a)     Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year. Restaurant sales for the extra week in the fiscal quarter and year ended January 3, 2021 have been excluded for purposes of calculating the change in comparable Company-owned restaurant sales.
(b)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period. For comparative purposes, the calculation of average annual sales per company-owned restaurant is based on a 52-week fiscal year. Restaurant sales data for the extra week in the fiscal quarter and year ended January 3, 2021, have been excluded for purposes of calculating average annual sales per company-owned restaurant.
(c)     New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period. For comparative purposes, the calculation of average annual sales per company-owned restaurant is based on a 52-week fiscal year. Restaurant sales data for the extra week in the fiscal quarter and year ended January 3, 2021, have been excluded for purposes of calculating average annual sales per company-owned restaurant.
(e)    Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Twelve Months Ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019

Company-owned restaurant openings:
Pollo Tropical	—	1	—	3
Taco Cabana	—	—	1	3
Total new restaurant openings	—	1	1	6

Company-owned restaurant closings:
Pollo Tropical	—	—	(4)	—
Taco Cabana	(2)	(1)	(22)	(1)
Net change in restaurants	(2)	—	(25)	5

Number of Company-owned restaurants:
Pollo Tropical	138	142	138	142
Taco Cabana	143	164	143	164
Total Company-owned restaurants	281	306	281	306

Number of franchised restaurants:
Pollo Tropical	29	32	29	32
Taco Cabana	6	8	6	8
Total franchised restaurants	35	40	35	40

Total number of restaurants:
Pollo Tropical	167	174	167	174
Taco Cabana	149	172	149	172
Total restaurants	316	346	316	346

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	January 3, 2021		December 29, 2019
Pollo Tropical:		(a)		(a)
Restaurant sales	$87,495		$89,738
Cost of sales	27,414	31.3%	29,264	32.6%
Restaurant wages and related expenses	20,132	23.0%	21,522	24.0%
Restaurant rent expense	5,888	6.7%	5,657	6.3%
Other restaurant operating expenses	12,129	13.9%	13,103	14.6%
Advertising expense	2,887	3.3%	3,007	3.4%
Depreciation and amortization	5,430	6.2%	5,358	6.0%
Pre-opening costs	—	—%	73	0.1%
Impairment and other lease charges	—	—%	177	0.2%
Closed restaurant rent expense, net of sublease income	464	0.5%	476	0.5%

Taco Cabana:
Restaurant sales	$60,850		$69,042
Cost of sales	17,264	28.4%	21,865	31.7%
Restaurant wages and related expenses	19,226	31.6%	22,395	32.4%
Restaurant rent expense	5,681	9.3%	6,535	9.5%
Other restaurant operating expenses	8,413	13.8%	10,365	15.0%
Advertising expense	1,993	3.3%	2,383	3.5%
Depreciation and amortization	4,349	7.1%	4,317	6.3%
Pre-opening costs	—	—%	36	0.1%
Impairment and other lease charges	217	0.4%	8,257	12.0%
Closed restaurant rent expense, net of sublease income	1,080	1.8%	202	0.3%

	Twelve Months Ended
	January 3, 2021		December 29, 2019
Pollo Tropical:		(a)		(a)
Restaurant sales	$314,112		$361,693
Cost of sales	100,080	31.9%	115,119	31.8%
Restaurant wages and related expenses	74,328	23.7%	84,909	23.5%
Restaurant rent expense	22,773	7.2%	22,050	6.1%
Other restaurant operating expenses	47,354	15.1%	49,768	13.8%
Advertising expense	8,384	2.7%	12,358	3.4%
Depreciation and amortization	21,112	6.7%	21,476	5.9%
Pre-opening costs	—	—%	380	0.1%
Impairment and other lease charges	8,023	2.6%	15	—%
Closed restaurant rent expense, net of sublease income	2,093	0.7%	3,260	0.9%

Taco Cabana:
Restaurant sales	$238,685		$296,570
Cost of sales	70,433	29.5%	92,334	31.1%
Restaurant wages and related expenses	74,817	31.3%	94,269	31.8%
Restaurant rent expense	22,588	9.5%	25,755	8.7%
Other restaurant operating expenses	34,826	14.6%	42,129	14.2%
Advertising expense	6,455	2.7%	10,821	3.6%
Depreciation and amortization	17,094	7.2%	17,719	6.0%
Pre-opening costs	69	—%	592	0.2%
Impairment and other lease charges	1,116	0.5%	13,086	4.4%
Goodwill impairment	—	—%	67,909	22.9%
Closed restaurant rent expense, net of sublease income	4,394	1.8%	903	0.3%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Other	Consolidated
January 3, 2021:
Net income				$856
Provision for income taxes				601
Income (loss) before taxes	$6,535	$(4,049)	$(1,029)	$1,457
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,430	4,349	—	9,779
Impairment and other lease charges	—	217	—	217
Interest expense	704	682	—	1,386
Closed restaurant rent expense, net of sublease income	464	1,080	—	1,544
Loss on extinguishment of debt	—	—	1,029	1,029
Other expense (income), net	(1,720)	(365)	—	(2,085)
Stock-based compensation expense in restaurant wages	20	28	—	48
Total non-general and administrative expense adjustments	4,898	5,991	1,029	11,918
General and administrative expense adjustments:
Stock-based compensation expense	512	440	—	952
Digital and brand repositioning costs	178	144	—	322
Total general and administrative expense adjustments	690	584	—	1,274
Adjusted EBITDA	$12,123	$2,526	$—	$14,649
Adjusted EBITDA as a percentage of total revenues	13.8%	4.1%		9.8%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	7,301	5,975	—	13,276
Less: Franchise royalty revenue and fees	360	199	—	559
Restaurant-level Adjusted EBITDA	$19,064	$8,302	$—	$27,366
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	21.8%	13.6%		18.4%

December 29, 2019:
Net loss				$(21,053)
Provision for income taxes				10,746
Income (loss) before taxes	$3,569	$(13,876)	$—	$(10,307)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,358	4,317	—	9,675
Impairment and other lease charges	177	8,257	—	8,434
Interest expense	419	429	—	848
Closed restaurant rent expense, net of sublease income	476	202	—	678
Other expense (income), net	113	8	—	121
Stock-based compensation expense in restaurant wages	22	28	—	50
Total non-general and administrative expense adjustments	6,565	13,241	—	19,806
General and administrative expense adjustments:
Stock-based compensation expense	394	262	—	656
Digital and brand repositioning costs	89	73	—	162
Total general and administrative expense adjustments	483	335	—	818
Adjusted EBITDA	$10,617	$(300)	$—	$10,317
Adjusted EBITDA as a percentage of total revenues	11.8%	(0.4)%		6.5%
Restaurant-level adjustments:
Add: Pre-opening costs	73	36	—	109
Add: Other general and administrative expense(a)	6,973	6,017	—	12,990
Less: Franchise royalty revenue and fees	455	227	—	682
Restaurant-level Adjusted EBITDA	$17,208	$5,526	$—	$22,734
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	19.2%	8.0%		14.3%

Twelve Months Ended	Pollo Tropical	Taco Cabana	Other	Consolidated
January 3, 2021:
Net loss				$(10,211)
Benefit from income taxes				(8,302)
Income (loss) before taxes	$2,557	$(19,829)	$(1,241)	$(18,513)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	21,112	17,094	—	38,206
Impairment and other lease charges	8,023	1,116	—	9,139
Interest expense	2,405	2,351	—	4,756
Closed restaurant rent expense, net of sublease income	2,093	4,394	—	6,487
Loss on extinguishment of debt	—	—	1,241	1,241
Other expense (income), net	(2,373)	676	—	(1,697)
Stock-based compensation expense in restaurant wages	73	127	—	200
Total non-general and administrative expense adjustments	31,333	25,758	1,241	58,332
General and administrative expense adjustments:
Stock-based compensation expense	1,652	1,632	—	3,284
Restructuring costs and retention bonuses	551	556	—	1,107
Digital and brand repositioning costs	424	346	—	770
Total general and administrative expense adjustments	2,627	2,534	—	5,161
Adjusted EBITDA	$36,517	$8,463	$—	$44,980
Adjusted EBITDA as a percentage of total revenues	11.6%	3.5%		8.1%
Restaurant-level adjustments:
Add: Pre-opening costs	—	69	—	69
Add: Other general and administrative expense(a)	25,995	21,921	—	47,916
Less: Franchise royalty revenue and fees	1,246	760	—	2,006
Restaurant-level Adjusted EBITDA	$61,266	$29,693	$—	$90,959
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	19.5%	12.4%		16.5%

December 29, 2019:
Net loss				$(84,386)
Provision for income taxes				9,369
Income (loss) before taxes	$20,300	$(95,317)	$—	$(75,017)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	21,476	17,719	—	39,195
Impairment and other lease charges	15	13,086	—	13,101
Goodwill impairment	—	67,909	—	67,909
Interest expense	1,953	1,919	—	3,872
Closed restaurant rent expense, net of sublease income	3,260	903	—	4,163
Other expense (income), net	862	179	—	1,041
Stock-based compensation expense in restaurant wages	70	125	—	195
Total non-general and administrative expense adjustments	27,636	101,840	—	129,476
General and administrative expense adjustments:
Stock-based compensation expense	1,590	1,059	—	2,649
Restructuring costs and retention bonuses	827	137	—	964
Digital and brand repositioning costs	207	170	—	377
Total general and administrative expense adjustments	2,624	1,366	—	3,990
Adjusted EBITDA	$50,560	$7,889	$—	$58,449
Adjusted EBITDA as a percentage of total revenues	13.9%	2.7%		8.8%
Restaurant-level adjustments:
Add: Pre-opening costs	380	592	—	972
Add: Other general and administrative expense(a)	28,400	23,805	—	52,205
Less: Franchise royalty revenue and fees	1,780	900	—	2,680
Restaurant-level Adjusted EBITDA	$77,560	$31,386	$—	$108,946
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	21.4%	10.6%		16.6%
(a) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	January 3, 2021				December 29, 2019
	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS
Reported - GAAP	$1,457	$601	$856	$0.03	$(10,307)	$10,746	$(21,053)	$(0.82)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	324	(324)	(0.01)	—	716	(716)	(0.03)
Deferred tax asset valuation allowance (b)	—	(515)	515	0.02	—	(13,513)	13,513	0.52
Impairment and other lease charges (c)	217	52	165	0.01	8,434	2,016	6,418	0.25
Closed restaurant rent expense, net of sublease income (e)	1,544	369	1,175	0.05	678	162	516	0.02
Other expense (income), net (f)	(2,085)	(498)	(1,587)	(0.06)	121	29	92	—
Loss on extinguishment of debt (g)	1,029	246	783	0.03	—	—	—	—
Total non-general and administrative expense	705	(22)	727	0.03	9,233	(10,590)	19,823	0.77
General and administrative expense adjustments:
Digital and brand repositioning costs (i)	322	77	245	0.01	162	39	123	—
Total general and administrative expense	322	77	245	0.01	162	39	123	—
Adjusted - Non-GAAP	$2,484	$656	$1,828	$0.07	$(912)	$195	$(1,107)	$(0.04)

	(Unaudited)
	Twelve Months Ended
	January 3, 2021				December 29, 2019
	Loss Before Income Taxes	Provision For (Benefit From) Income Taxes (a)	Net Loss	Diluted EPS	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$(18,513)	$(8,302)	$(10,211)	$(0.40)	$(75,017)	$9,369	$(84,386)	$(3.18)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	3,846	(3,846)	(0.15)	—	716	(716)	(0.03)
Deferred tax asset valuation allowance (b)	—	779	(779)	(0.03)	—	(13,513)	13,513	0.51
Impairment and other lease charges (c)	9,139	2,184	6,955	0.27	13,101	3,131	9,970	0.38
Goodwill impairment (d)	—	—	—	—	67,909	2,111	65,798	2.48
Closed restaurant rent expense, net of sublease income (e)	6,487	1,550	4,937	0.19	4,163	995	3,168	0.12
Other expense (income), net (f)	(1,697)	(406)	(1,291)	(0.05)	1,041	249	792	0.03
Loss on extinguishment of debt (g)	1,241	297	944	0.04	—	—	—	—
Total non-general and administrative expense	15,170	8,250	6,920	0.27	86,214	(6,311)	92,525	3.49
General and administrative expense adjustments:
Restructuring costs and retention bonuses (h)	1,107	265	842	0.03	964	230	734	0.03
Digital and brand repositioning costs (i)	770	184	586	0.02	377	90	287	0.01
Total general and administrative expense	1,877	449	1,428	0.06	1,341	320	1,021	0.04
Adjusted - Non-GAAP	$(1,466)	$397	$(1,863)	$(0.07)	$12,538	$3,378	$9,160	$0.35
(a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 23.9% for the periods ending January 3, 2021, and December 29, 2019. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was signed into law. The CARES Act includes provisions that allow net operating losses in 2018, 2019, and 2020 to be carried back for up to five years and eliminates the 80% taxable income limitation on net operating loss deductions for 2018 through 2020. The CARES Act also includes technical amendments that are retroactive to 2018 which permit certain assets to be classified as qualified improvement property and expensed immediately. These changes allowed us to record an incremental benefit of $3.8 million in the twelve months ended January 3, 2021,which represents the impact of carrying net operating losses from 2018 and 2019 back to years with a higher federal corporate income tax rate as well as reclassifying certain assets as qualified improvement property and other changes to depreciation methods for certain assets made in conjunction with a cost segregation study conducted prior to filing our 2019 federal income tax return in 2020.

(b)     We recorded a $13.5 million valuation allowance for the three and twelve months ended December 29, 2019, against deferred income tax assets where it was determined to be more likely than not that the deferred income tax assets will not be realized through the reversal of existing deferred tax liabilities. For the twelve months ended January 3, 2021, we recorded an adjustment of $0.8 million to our valuation allowance against deferred income tax assets primarily related to changes in our deferred income tax assets.
(c)     Impairment and other lease charges for the twelve months ended January 3, 2021 consist of impairment charges of $8.5 million, and other lease charges, net, of $0.7 million. For the twelve months ended January 3, 2021, impairment charges include the write-down of saucing islands and self-service soda machines that are being removed from dining rooms as a result of COVID-19, the impairment of assets from three underperforming Pollo Tropical restaurants, two of which were closed in the third quarter of 2020, and two underperforming Taco Cabana restaurants, as well as the write-down of assets held for sale to their fair value. For the three months ended January 3, 2021, other lease charges relate to a lease termination. For the twelve months ended January 3, 2021, other lease charges also include lease termination charges of $0.9 million for restaurant locations we decided not to develop, net of a gain from lease terminations of $0.4 million.
Impairment and other lease charges for the three and twelve months ended December 29, 2019, primarily consist of impairment charges of $8.5 million and $14.0 million, respectively, and net lease charge recoveries related to lease terminations for previously closed restaurants of $(0.9) million for the twelve months ended December 29, 2019. The impairment charges primarily relate to 19 Taco Cabana restaurants that were subsequently closed in January 2020, five of which were initially impaired in prior years, and for the twelve months ended December 29, 2019, previously closed Polo Tropical restaurants and other underperforming Taco Cabana restaurants that we continue to operate.
(d)     Goodwill impairment for the twelve months ended December 29, 2019 consists of a non-cash impairment charge to write down the value of goodwill for the Taco Cabana reporting unit.
(e)     Closed restaurant rent expense, net of sublease income for the three and twelve months ended January 3, 2021 primarily consists of closed restaurant lease costs of $2.9 million and $11.8 million, respectively, partially offset by sublease income of $(1.4) million and $(5.3) million, respectively. Closed restaurant rent expense, net of sublease income for the three and twelve months ended December 29, 2019 primarily consists of closed restaurant lease costs of $2.0 million and $8.2 million, respectively, partially offset by sublease income of $(1.3) million and $(4.0) million, respectively.
(f)     Other expense (income), net for the twelve months ended January 3, 2021 primarily consists of total gains of $(3.8) million on the sale-leaseback of seven restaurant properties and the sale of six restaurant properties, partially offset by costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs of $0.1 million and $1.5 million, respectively. Other expense (income), net for the twelve months ended January 3, 2021 also includes the write-off of site development costs of $0.7 million. Other expense (income), net for the twelve months ended December 29, 2019 consists of the write-off of site development costs of $0.1 million. Other expense (income), net for the twelve months ended December 29, 2019 also includes costs for the removal, transfer, and storage of equipment from closed restaurants of $0.8 million.
(g)     Loss on extinguishment of debt for the twelve months ended January 3, 2021, consists of the write-off of unamortized deferred financing fees related to extinguished debt.
(h)     Restructuring costs and retention bonuses for the twelve months ended January 3, 2021 include severance costs related to terminations in response to the COVID-19 pandemic. Restructuring costs and retention bonuses for the twelve months ended December 29, 2019 include severance costs related to eliminated positions.
(i)     Digital and brand repositioning costs for the twelve months ended January 3, 2021 and December 29, 2019 include consulting costs related to repositioning the digital experience for our customers.